Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-16721) on Form S-8 of Respironics, Inc. of our report dated June 26, 2008, with respect to the statements of net assets available for benefits of Respironics, Inc. Retirement Savings Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules for the year ended December 31, 2007 and as of December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 11-K of Respironics, Inc. Retirement Savings Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 26, 2008

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